Exhibit 4.4
         [Letterhead of Insurance Management Solutions Group, Inc.]

David M. Howard, President, CEO & Chairman

November 21, 2002



VIA HAND DELIVERY
-----------------

Bankers Insurance Group, Inc.
Bankers Insurance Company
Bankers Security Insurance Company
Bankers Management Corporation
360 Central Avenue
St. Petersburg, Florida  33701
Attention:  Robert M. Menke

Dear Mr. Menke:

This letter is delivered to you pursuant to Section 8.04 of that certain Agreement and Plan of Merger dated as of August 15, 2002 (the "Agreement") by and among Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company, Bankers Management Corporation, and Insurance Management solutions Group, Inc. (the "Company"). This letter constitutes written notice by the Company of termination of the Agreement, pursuant to Section 7.01(b)(iii) thereof, effective as of the date hereof.

Very truly yours,

/s/ David M. Howard



cc:    Margaret A. Brown, via facsimile 617.573.4822 and United States